Exhibit 99.1

BIOSOURCE SELLS ITS CUSTOM ANTIBODY AND PEPTIDE BUSINESS

Camarillo, CA – January 3, 2005 — BioSource International, Inc. (Nasdaq: BIOI) today announced that it has sold its Hopkinton, Massachusetts-based custom antibody and peptide business.  Terms of the transaction were not disclosed.

Terrance J. Bieker, President and CEO, stated, “We are very pleased to have found what we believe to be a great solution for our custom peptide and antibody business.  We have divested this non-strategic portion of our business representing approximately three million dollars in revenues to Dennis DiSorbo, the former General Manager of the business.  We expect the transaction to involve a nearly seamless transition for our former custom business employees and customers.  BioSource will be able to continue to source high quality antibodies and peptides from this new entity that will be known as Quality Controlled Biochemicals or ‘QCB’.  This divestiture further supports our heightened business focus on assays and their related biologicals for the study of disease.”

About BioSource International, Inc.

BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics, and drug discovery through the development, manufacturing, marketing, and distribution of unique, biologically active reagent systems which facilitate, enable, and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company’s Web site at www.biosource.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights, changes in customer buying patterns, one-time events, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.